Exhibit 10.1

Execution Version

FIFTH AMENDMENT

TO
CREDIT AGREEMENT

DATED AS OF
MAY 4, 2015

AMONG

LRE OPERATING, LLC,

AS BORROWER,

LRR ENERGY, L.P.,

AS PARENT,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

AND

THE LENDERS PARTY HERETO

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Fifth Amendment”) dated as of May 4, 2015, is among LRE OPERATING, LLC, a Delaware limited liability company (the “Borrower”); LRR ENERGY, L.P., a Delaware limited partnership (the “Parent”); WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the lenders from time to time party to the Credit Agreement referred to below (collectively, the “Lenders”); and the Lenders.

R E C I T A L S

A.            The Borrower, the Parent, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of July 22, 2011, as amended by that certain First Amendment to Credit Agreement dated as of September 30, 2011, that certain Second Amendment to Credit Agreement dated as of June 8, 2012, that certain Third Amendment to Credit Agreement dated as of June 27, 2012 and that certain Fourth Amendment to Credit Agreement dated as of October 1, 2014 (as further amended, restated, modified or supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make certain loans to, and extensions of credit on behalf of, the Borrower.

B.            The Borrower, the Parent, the Administrative Agent and the Lenders have agreed to, among other things, amend the Credit Agreement in order to provide for a non-conforming Borrowing Base.

C.            The Administrative Agent and the Lenders have agreed to effectuate the Scheduled Redetermination scheduled to occur on or around May 1, 2015, pursuant to Section 2.07 of the Credit Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                      Defined Terms.  Each capitalized term used herein, but not otherwise defined herein has the meaning given such term in the Credit Agreement (including after giving effect to the amendments set forth in Section 2 hereof).  Unless otherwise indicated, all references to Sections in this Fifth Amendment refer to Sections of the Credit Agreement.

Section 2.                      Amendments to Credit Agreement. Subject to the satisfaction (or waiver in accordance with Section 12.02 of the Credit Agreement) of the conditions precedent set forth in Section 4:

2.1          Amendments to Section 1.02.  Section 1.02 of the Credit Agreement is hereby amended as follows:

(a)           Each of the following definitions appearing in Section 1.02 is amended and restated in its entirety as follows:

“Applicable Margin” means, for any day, with respect to any Loan or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Conforming Borrowing Base Utilization Grid below based upon the Conforming Borrowing Base Utilization Percentage then in effect:

Conforming Borrowing Base Utilization Grid

Conforming Borrowing Base Utilization Percentage	< 25%	≥ 25% < 50%	≥ 50% < 75%	≥ 75% < 90%	≥ 90% < 100%	≥ 100%
Eurodollar Loans	2.00%	2.25%	2.50%	2.75%	3.00%	3.10%
ABR Loans	1.00%	1.25%	1.50%	1.75%	2.00%	2.10%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%	0.80%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12 and such failure continues for more than 30 days from the date when such Reserve Report is due, then the “Applicable Margin” for Loans means the rate per annum set forth on the grid when the Conforming Borrowing Base Utilization Percentage is at its highest level.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07 from time to time, as the same may be adjusted from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 2.07(g), Section 8.13(c) or Section 9.12(f).  From and after the Conforming Date, the Borrowing Base shall be, and shall be in an amount equal to, the Conforming Borrowing Base.

“Interim Redetermination Date” means the date on which a Borrowing Base and/or Conforming Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Scheduled Redetermination Date” means the date on which a Borrowing Base and/or Conforming Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

(b)           The following defined terms are added to Section 1.02 in appropriate alphabetical order:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, as amended.

“Conforming Borrowing Base” means, at any time, an amount determined in accordance with Section 2.07 based on the Administrative Agent’s or the applicable Lender’s application of its Conforming Credit Criteria, as such Conforming Borrowing Base may be adjusted from time to time pursuant to Section 2.07(e), Section 8.13(c) and Section 9.12(f).

“Conforming Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Conforming Borrowing Base in effect on such day.

“Conforming Credit Criteria” means the information contained in the Engineering Reports and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent or the applicable Lender deems appropriate in its sole discretion and consistent with its normal and customary oil and gas lending criteria as it exists at the particular time.

“Conforming Date” means the earlier of (i) November 1, 2015 and (ii) the date on which the VNR Merger Agreement terminates according to its terms.

“Fifth Amendment Effective Date” means May 4, 2015.

“Mandatory Redetermination” means the redetermination of the Borrowing Base pursuant to Section 2.07(g).

“Mandatory Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to the Mandatory Redetermination under Section 2.07(g) becomes effective as provided under Section 2.07(d). For the avoidance of doubt, the Conforming Date shall be the Mandatory Redetermination Date.

“Proposed Conforming Borrowing Base” means any Conforming Borrowing Base proposed by the Administrative Agent pursuant to Section 2.07(c)(i).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the

United States Department of the Treasury or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“VNR Merger Agreement” means that certain Purchase Agreement and Plan of Merger, dated as of April 20, 2015, by and among Vanguard Natural Resources, LLC, a Delaware limited liability company, Lighthouse Merger Sub, LLC, a Delaware limited liability company, Lime Rock Management LP, a Delaware limited partnership, LRR-A, LRR-B, LRR-C, Lime Rock Resources II-A, L.P., a Delaware limited partnership, Lime Rock Resources, II-C, L.P., a Delaware limited partnership, the Parent and the General Partner, in the form attached as Exhibit 2.1 to the Form 8-K filed with the SEC on April 22, 2015.

(c)           The definition of “Borrowing Base Utilization Percentage” appearing in Section 1.02 is hereby deleted in its entirety.

(d)           The definition of “LIBO Rate” appearing in Section 1.02 is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, in no event shall the LIBO Rate be less than zero.

2.2          Amendments to Section 2.07.  Section 2.07 is hereby amended and restated in its entirety as follows:

Section 2.07          Borrowing Base.

(a)           Initial Borrowing Base.  For the period from and including the Fifth Amendment Effective Date to but excluding the first Redetermination Date thereafter, the amount of the Borrowing Base shall be $245,000,000 and the amount of the Conforming Borrowing Base shall be $195,000,000. Notwithstanding the foregoing, the Borrowing Base and the Conforming Borrowing Base may each be subject to further adjustments in between Scheduled Redeterminations from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 2.07(g), Section 8.13(c) or Section 9.12(f).

(b)           Scheduled and Interim Redeterminations.  The Borrowing Base and the Conforming Borrowing Base shall each be redetermined semi-annually, in each case in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base and Conforming Borrowing Base shall become effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on May 1st and November 1st of each year (or, in each case, such date promptly thereafter as reasonably practicable).  In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time during any 6 month period, each elect to cause the Borrowing Base and the Conforming Borrowing Base to be redetermined between Scheduled Redeterminations (each, an “Interim Redetermination”) in accordance with this Section 2.07.

(c)           Scheduled and Interim Redetermination Procedure.

(i)            Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose (1) prior to the Conforming Date, both (x) a new Borrowing Base based upon such information and such other information as the Administrative Agent deems appropriate in its sole discretion, and (y) a new Conforming Borrowing Base based solely upon the Administrative Agent’s application of its Conforming Credit Criteria and (2) from and after the Conforming Date, a new Borrowing Base and a new Conforming Borrowing Base which shall be the same amount and which shall each be based solely upon such Engineering Reports and the Administrative Agent’s application of its Conforming Credit Criteria.  In no event shall the Proposed Borrowing Base or the Proposed Conforming Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii)           The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base and the Proposed Conforming Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)          in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before the April 15th and October 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B)          in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii)          Any Proposed Borrowing Base or Proposed Conforming Borrowing Base that would increase the Borrowing Base or the Conforming Borrowing Base, as applicable, then in effect must be approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base or Proposed Conforming Borrowing Base that would decrease or maintain the Borrowing Base or the Conforming Borrowing Base, as applicable, then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii).  Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days (A) to agree with the Proposed Conforming Borrowing Base or disagree with the Proposed Conforming Borrowing Base by proposing an alternate Conforming Borrowing Base based solely upon its application of its Conforming Credit Criteria and (B) if applicable, to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If, in the case of any Proposed Borrowing Base or Proposed Conforming Borrowing Base that would decrease or maintain the Borrowing Base or the Conforming Borrowing Base, as applicable, then in effect, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base and the Proposed Conforming Borrowing Base, as applicable.  If, in the case of any Proposed Borrowing Base or Proposed Conforming Borrowing Base that would increase the Borrowing Base or the Conforming Borrowing Base then in effect, at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be a disapproval of the Proposed Borrowing Base and the Proposed Conforming Borrowing Base, as applicable.  If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base or Proposed Conforming Borrowing Base that would increase the Borrowing Base or the Conforming Borrowing Base, as applicable, then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base or Proposed Conforming Borrowing Base that would decrease or maintain the Borrowing Base or the Conforming Borrowing Base, as applicable, then in effect, have approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Proposed Borrowing Base and/or the Proposed Conforming Borrowing Base, as applicable, shall become the new Borrowing Base and/or the new Conforming Borrowing Base, as applicable, effective on the date specified in Section 2.07(d).  If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base and/or the highest Conforming Borrowing Base, as applicable, then acceptable to (x) in the case of a decrease or reaffirmation, a number of Lenders sufficient to constitute the Required Lenders and (y) in the case of an increase, all of the Lenders, and such amount shall become the new Borrowing Base and/or the new Conforming Borrowing Base, as applicable, effective on the date specified in Section 2.07(d).

(d)           Effectiveness of a Redetermined Borrowing Base and Conforming Borrowing Base.  After a redetermined Borrowing Base and/or Conforming Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amounts of the redetermined Borrowing Base and Conforming Borrowing Base (the “New Borrowing Base Notice”), and such amounts shall become the new Borrowing Base and the new Conforming Borrowing Base, as applicable, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i)            in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on May 1st or November 1st (or, in each case, such date promptly thereafter as reasonably practicable), as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii)           in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

In the case of the Mandatory Redetermination, the new Borrowing Base and the new Conforming Borrowing Base shall become effective on the Conforming Date regardless of the date of delivery of such notice.

Such amounts shall then become the Borrowing Base and the Conforming Borrowing Base, as applicable, until the next Scheduled Redetermination Date, the next Interim Redetermination Date, the Mandatory Redetermination Date or the next adjustment to the Borrowing Base and the Conforming Borrowing Base under Section 2.07(e), Section 2.07(f), Section 2.07(g), Section 8.13(c) or Section 9.12(f), whichever occurs first.  Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New

Borrowing Base Notice related thereto is received by the Borrower.

(e)           Automatic Reduction of Conforming Borrowing Base Upon Senior Notes Issuance. In addition to other automatic reductions of the Borrowing Base and/or Conforming Borrowing Base set forth herein, upon any issuance of Senior Unsecured Notes (except to the extent issued in exchange for then outstanding Senior Unsecured Notes or the proceeds are applied to refinancing, redemption or retirement of outstanding Senior Unsecured Notes or to pay fees, expenses or premiums related to such exchange or such refinancing, redemption or retirement), the Borrowing Base and the Conforming Borrowing Base shall be automatically decreased an amount equal to 25% of the notional amount of Senior Unsecured Notes issued at such time.  Such decrease in the Borrowing Base and the Conforming Borrowing Base shall occur without any vote of the Lenders or action by the Administrative Agent.

(f)            Monthly Reduction of Borrowing Base. Prior to the Conforming Date, in addition to other automatic reductions of the Borrowing Base set forth herein, the Borrowing Base (but not the Conforming Borrowing Base) shall be automatically decreased on the first day of each month, commencing June 1, 2015, in an amount equal to $1,000,000.  Such decrease in the Borrowing Base shall occur without any vote of the Lenders or action by the Administrative Agent.

(g)           Mandatory Redetermination.  In addition to the other redeterminations of the Borrowing Base provided for herein, and notwithstanding anything to the contrary contained herein, the Borrowing Base shall reduce immediately and automatically on the Conforming Date to the Conforming Borrowing Base as in effect on and as of such date, and from and after such date the Borrowing Base shall be, and shall be in an amount equal to, the Conforming Borrowing Base.  Such decrease in the Borrowing Base shall occur without any vote of the Lenders or action by the Administrative Agent.

(h)           Maximum Amount of Borrowing Base.  Notwithstanding anything to the contrary set forth herein, unless the administrative agent and the lenders under the Second Lien Loans have consented in writing thereto, in no event may the Borrowing Base hereunder be increased to an amount in excess of the “First Lien Cap” under and as defined in the Intercreditor Agreement.

2.3          Amendment to Section 3.04(c)(ii).  Section 3.04(c)(ii) is hereby amended by inserting “(other than pursuant to clauses (e), (f) and (g) therein)” immediately after the first reference to “Section 2.07” appearing therein.

2.4          Amendment to Section 3.04(c)(iii).  Section 3.04(c)(iii) is hereby amended by replacing the reference therein to “Section 9.12” with “Section 2.07(e), Section 2.07(f) or Section 9.12(f)”.

2.5          Amendment to Section 3.04(c).  Clauses (iv) and (v) of Section 3.04(c) are hereby renumbered as clauses (v) and (vi), respectively, and a new clause (iv) of Section 3.04(c) is hereby added as follows:

(iv)          Upon any adjustment to the Borrowing Base pursuant to Section 2.07(g), if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).  The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the earlier of (I) 60 days after the Conforming Date and (II) November 1, 2015; provided that all payments required to be made pursuant to this Section 3.04(c)(iv) must be made on or prior to the Termination Date.

2.6          Amendment to Section 7.22.  Section 7.22 is hereby amended and restated in its entirety as follows:

Section 7.22          Anti-Corruption Laws and Sanctions.  The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, the Borrower, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, the Borrower, their Subsidiaries and their respective officers and employees, and to the knowledge of the Parent or the Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Parent, the Borrower, their Subsidiaries or to the knowledge of the Parent, the Borrower or such Subsidiary, any of their respective directors, officers or employees or (b) to the knowledge of the Parent or the Borrower, any agent of the Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions

2.7          Sections 7.23 and 7.24 — Deleted.  Sections 7.23 and 7.24 are hereby deleted in their entirety.

2.8          Amendment to Section 8.02.  Section 8.02 is hereby amended by adding the following as new clause (e):

(e)           the termination of the Merger Agreement.

2.9          Amendment to Section 8.09.  Section 8.09 is hereby amended by adding the following sentence at the end thereof:

The Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, the Borrower, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

2.10        Amendment to Section 8.14.  Section 8.14 is hereby amended by replacing each reference to “80%” appearing therein with “90%”.

2.11        Amendment to Section 9.04(a).  Clause (iv) of Section 9.04(a) is hereby amended and restated in its entirety as follows:

(iv)          (A) prior to October 1, 2015, the Parent may make Restricted Payments of Available Cash to holders of its Equity Interests in compliance with the terms of its Organizational Documents in an aggregate amount for all such Restricted Payments made after the Fifth Amendment Effective Date not to exceed $10,600,000, in each case only so long as no Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom and (B) on or after October 1, 2015, the Parent may make Restricted Payments of Available Cash to holders of its Equity Interests in compliance with the terms of its Organizational Documents, in each case only so long as (1) no Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom and (2) after giving effect to such Restricted Payment, the difference of (x) the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base) minus (y) the total Revolving Credit Exposure is equal to or greater than 15% of the Conforming Borrowing Base then in effect.

2.12        Amendment to Section 9.08.  Section 9.08 is hereby amended by adding the following sentence at the end thereof:

The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 3.                      Borrowing Base Redetermination.  Subject to the satisfaction of the conditions precedent set forth in Section 4 (or waived in accordance with Section 12.02) and pursuant to Section 2.07 of the Credit Agreement, the Administrative Agent and the Lenders agree that the Borrowing Base shall be decreased from $260,000,000 to $245,000,000, and that the Conforming Borrowing Base shall be $195,000,000, in each case effective as of the Fifth Amendment Effective Date, and continuing until the next Scheduled Redetermination, Interim Redetermination or other redetermination or adjustment of the Borrowing Base and/or Conforming Borrowing Base thereafter.  The Borrower, the Parent, the Administrative Agent

and Lenders agree that the redetermination of the Borrowing Base provided for in this Section 3 shall be considered and deemed to be the May 1, 2015 Scheduled Redetermination.

Section 4.                      Conditions Precedent.  This Fifth Amendment shall not become effective until the date on which each of the following conditions is satisfied:

4.1          Fifth Amendment.  The Administrative Agent shall have received from the Lenders, the Parent and the Borrower executed counterparts (in such number as may be requested by the Administrative Agent) of this Fifth Amendment.

4.2          Upfront Fees.  The Borrower shall have paid to the Administrative Agent, for the account of each Lender in accordance with such Lender’s Applicable Percentage, upfront fees in an aggregate amount equal to 5 basis points (0.05%) of $245,000,000.

4.3          Fees and Expenses.  The Administrative Agent and the Lenders shall have received all other fees and amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, to the extent invoiced on or prior to the Fifth Amendment Effective Date, the reasonable fees and expenses of Vinson & Elkins, LLP, counsel to the Administrative Agent).

4.4          Mortgages, Mortgage Amendments and Title.

(a)           The Administrative Agent shall have received mortgages and/or deeds of trust (or supplements to existing mortgages and/or deeds of trust, as applicable) in form and substance acceptable to the Administrative Agent and duly executed by the Borrower, together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed), as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect first-priority Liens in favor of the Administrative Agent on at least 90% of the total value of the Oil and Gas Properties set forth on the most recently delivered Reserve Report.

(b)           The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the total value of the Oil and Gas Properties set forth on the most recently delivered Reserve Report.

4.5          Amendment to Second Lien Credit Agreement.  The Administrative Agent shall have received a copy of an amendment to the Second Lien Credit Agreement, dated as of May 4, 2015, among the Borrower, the Parent, Wells Fargo Energy Capital, Inc., as administrative agent, and the lenders party thereto, and any other amendments, documents or agreements prepared in connection therewith, each in form and substance reasonably satisfactory to the Administrative Agent.

4.6          Consent to Intercreditor Agreement. The Administrative Agent shall have received a copy of a consent to the Intercreditor Agreement, in form and substance reasonably satisfactory to the Administrative Agent, evidencing the consent of Wells Fargo Energy Capital, Inc. to the amendments set forth herein.

4.7          Further Assurances.  The Administrative Agent shall have received such other agreements, instruments, approvals, and other documents, each satisfactory to the Administrative Agent in form and substance, as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

4.8          No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing, before and after giving effect to the terms of this Fifth Amendment.

Section 5.                      Miscellaneous.

5.1          Confirmation.  The provisions of the Credit Agreement, as amended by this Fifth Amendment, shall remain in full force and effect following the effectiveness of this Fifth Amendment.

5.2          Ratification and Affirmation; Representations and Warranties.  Each of the Borrower and Parent hereby (a) acknowledges the terms of this Fifth Amendment, (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each of the Loan Documents to which it is a party and agrees that each of the Loan Documents to which it is a party remains in full force and effect, except as expressly amended hereby, notwithstanding the amendments contained herein and (c) represents and warrants to the Lenders that as of the date hereof, both before and after giving effect to the terms of this Fifth Amendment (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects (except that any such representations and warranties that are qualified by materiality shall be true and correct in all respects), unless such representations and warranties are stated to relate to a specific earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (except that any such representations and warranties that are qualified by materiality shall be true and correct in all respects) as of such earlier date and (ii) no Default or Event of Default has occurred and is continuing.

5.3          Loan Documents.  This Fifth Amendment and each agreement, instrument, certificate or document executed by the Borrower, the Parent or any of their officers in connection herewith are “Loan Documents” as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto and thereto.

5.4          Counterparts.  This Fifth Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Fifth Amendment by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof.

5.5          NO ORAL AGREEMENT.  THIS FIFTH AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT AMONG THE

PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

5.6          GOVERNING LAW.  THIS FIFTH AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.7          Release. In consideration of the agreements contained herein, the Borrower and the Parent hereby forever waive, discharge and release each of the Lenders, the Administrative Agent, any other Agent, the Issuing Bank and the Swingline Lender, and each of their respective officers, directors, agents and employees and its affiliates, successors, assigns, shareholders and controlling persons (collectively, the “Released Persons”) from any and all claims (including, without limitation, cross-claims, counterclaims, rights of set-off and recoupment), demands, liabilities, damages, actions and causes of actions, whether in law or in equity, of whatsoever nature and kind, whether known or unknown, that the Borrower or the Parent had or has against the Released Persons, with respect to the Credit Agreement and the other Loan Documents and the transactions contemplated thereby or hereby, but only to the extent arising on or before the Fifth Amendment Effective Date; provided, however, it is expressly acknowledged and agreed that such waiver, discharge and release does not apply to, nor shall impair in any respect, any Bank Products, Swap Agreements or other arrangements or agreements other than the Credit Agreement and the other Loan Documents, between or among the Borrower, the Parent or any Subsidiary, on the one hand, and any one or more Released Persons, on the other hand, even if such Bank Products, Swap Agreements or other arrangements or agreements may be referred to in or secured by the Credit Agreement or another Loan Document.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed as of the date first written above.

BORROWER:	LRE OPERATING, LLC

	By:	/s/ Jaime R. Casas
	Name:	Jaime R. Casas
	Title:	Vice President and Chief Financial Officer

PARENT:	LRR ENERGY, L.P.

	By:	LRE GP, LLC, its general partner

	By:	/s/ Jaime R. Casas
	Name:	Jaime R. Casas
	Title:	Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, N. A.
as Administrative Agent, Issuing Bank, Swing Line Lender, and Lender

	By:	/s/ Matthew A. Turner
	Name:	Matthew A. Turner
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A.

	By:	/s/ Michael Clayborne
	Name:	Michael Clayborne
	Title:	Vice President

CITIBANK, N.A.

By:	/s/ Scott Gildea
Name:	Scott Gildea
Title:	Senior Vice President

ROYAL BANK OF CANADA

By:	/s/ Evans Swann, Jr.
Name:	Evans Swann, Jr.
Title:	Authorized Signatory

COMERICA BANK

By:	/s/ Jeff Treadway
Name:	Jeff Treadway
Title:	Senior Vice President

BARCLAYS BANK PLC

By:	/s/ Vanessa Kurbatskiy
Name:	Vanessa Kurbatskiy
Title:	Vice President

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ H. Brock Hudson MS
Name:	H. Brock Hudson MS
Title:	Senior Vice President